SPECTRAFAX SIGNS NEW LETTER OF INTENT TOWARD MERGER AGREEMENT

         Naples, FL. - November 26, 2001-SpectraFAX (OTC/BB:SRFX) announced today the signing of a Letter Of Intent to reorganize and merge with Tricomp Inc., an Illinois Corporation headquartered in Rockford, IL. The merger is subject to shareholder approval provided through a company proxy which will be mailed to shareholders in the immediate future. The merger will result in a company name change. The new company will be known as, Serefex Corporation. Serefex will continue to use the existing symbol: SRFX:OB.

         Tricomp is a three-year old software firm whose market consists of institutional and educational computer interlocking software users. The company provides numerous applications for large educational facilities specifically colleges and universities.

         Tricomp's products promote a seamless, simple and efficient process for class registration. The implemented software also allows for adding or dropping of courses by collegiate students via the Internet or telephone. These products have been proven to provide a tremendous time and money saving process to the institutions.

         Expected revenues of Tricomp for fiscal 2001 will exceed $5,000,000 with net earnings in excess of $500,000; gross sales for fiscal 2000 were nearly $3,000,000. The management of Tricomp expects continued significant growth in 2002.

         In addition to the software business of Tricomp, the new corporation (Serefex) will have a net book value of over $6,000,000 with negligible debt.

         Thomas J. Conwell, C.E.O. of SpectraFAX stated, "Management is extremely pleased to announce this merger. Tricomp is a financially solid company with excellent products and rapidly growing sales. Our Shareholders will find this new business opportunity very attractive."

         As far as the anticipated merger with Energy Solutions Inc.; after further extensive due diligence, it was determined that Energy Solutions Inc. was not yet a mature enough company (revenue, earnings and assets) to warrant a merge with SpectraFax. Subsequently the agreement to merge with them has been terminated.

         This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. In order for the company to utilize the "safeharbor" provisions of the Private Securities Litigation Reform act of 1955, you are hereby cautioned, and the Company hereby notes, that these statements may be affected by risk factors affecting the Company generally, as well as those identified in the SpectraFAX Registration Statement on Form 10-SB with the Securities and Exchange Commission, and actual results could differ materially from the forward-looking statements. The Company undertakes no obligations to update or revise any such forward-looking statements.